Exhibit 99.05

Village Farms International, Inc.

Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

March 31, 2017

Independent Auditor’s Report

To the Shareholders of

Village Farms International, Inc.

We have audited the accompanying consolidated financial statements of Village Farms International, Inc. and its subsidiaries, which comprise the consolidated statements of financial position as at December 31, 2016 and 2015, and the consolidated statements of income (loss) and comprehensive income, changes in shareholders’ equity, and cash flows for the years then ended, and the related notes, which comprise a summary of significant accounting policies and other explanatory information.

Management’s responsibility for the consolidated financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Village Farms International, Inc. and its subsidiaries as at December 31, 2016 and 2015, and their financial performance and their cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

(Signed) “PricewaterhouseCoopers LLP”

Chartered Professional Accountants

Village Farms International, Inc.

Consolidated Statements of Financial Position

(In thousands of United States dollars)

	December 31, 2016	December 31, 2015
ASSETS
Current assets
Cash and cash equivalents	$5,373	$4,957
Trade receivables	10,187	9,144
Other receivables	263	425
Inventories (note 6)	16,108	13,301
Income taxes receivable	246	—
Prepaid expenses and deposits (note 5)	676	298
Biological asset (note 7)	4,446	6,079

Total current assets	37,299	34,204

Non-current assets
Property, plant and equipment (note 8)	96,135	94,285
Other assets (note 9)	1,531	1,521

Total assets	$134,965	$130,010

LIABILITIES
Current liabilities
Trade payables	$12,711	$8,857
Accrued liabilities	3,586	2,623
Income taxes payable	—	662
Current maturities of long-term debt (note 10)	3,291	4,388
Current maturities of capital lease obligations	33	28

Total current liabilities	19,621	16,558

Non-current liabilities
Long-term debt (note 10)	41,929	44,428
Long-term maturities of capital lease obligations	87	7
Deferred tax liability (note 17)	4,987	5,184
Deferred compensation	954	902

Total liabilities	67,578	67,079

SHAREHOLDERS’ EQUITY
Share capital (note 21)	24,954	24,903
Contributed surplus	1,392	1,197
Revaluation surplus (note 8)	6,132	—
Accumulated other comprehensive loss	(541)	(602)
Retained earnings	35,450	37,433

Total shareholders’ equity	67,387	62,931

Total liabilities and shareholders’ equity	$134,965	$130,010

The accompanying notes are an integral part of these consolidated financial statements

Village Farms International, Inc.

Consolidated Statements of Changes in Shareholders’ Equity

For the Years Ended December 31, 2016 and 2015

(In thousands of United States dollars, except for shares outstanding)

	Number of Common Shares	Share Capital	Contributed Surplus	Revaluation Surplus	Accumulated Other Comprehensive Income/(Loss)	Retained Earnings	Total Shareholders’ Equity
Balance at January 1, 2015	38,707,345	$24,850	$1,021	$—	$(210)	$35,339	$61,000
Shares issued on exercise of stock options	100,000	53	—	—	—	—	53
Share-based compensation (note 24)	—	—	176	—	—	—	176
Cumulative translation adjustment	—	—	—	—	(392)	—	(392)
Net income	—	—	—	—	—	2,094	2,094

Balance at December 31, 2015	38,807,345	24,903	1,197	—	(602)	37,433	62,931

Balance at January 1, 2016	38,807,345	24,903	1,197	—	(602)	37,433	62,931
Shares issued on exercise of stock options	75,600	51	—	—	—	—	51
Share-based compensation (note 24)	—	—	195	—	—	—	195
Cumulative translation adjustment	—	—	—	—	61	—	61
Gain on revaluation of land, net of tax (note 8)	—	—	—	6,132	—	—	6,132
Net loss	—	—	—	—	—	(1,983)	(1,983)

Balance at December 31, 2016	38,882,945	$24,954	$1,392	$6,132	$(541)	$35,450	$67,387

The accompanying notes are an integral part of these consolidated financial statements

Village Farms International, Inc.

Consolidated Statements of Income (Loss) and Comprehensive Income

For the Years Ended December 31, 2016 and 2015

(In thousands of United States dollars, except per share data)

	2016	2015
Sales (note 19)	$155,502	$141,934
Cost of sales (note 15)	(140,778)	(128,178)
Change in biological asset (note 7)	(1,501)	1,922
Selling, general and administrative expenses (note 15)	(13,720)	(12,046)

(Loss) income from operations	(497)	3,632

Interest expense	2,514	2,256
Foreign exchange loss	86	225
Other income	(22)	(22)
Loss on sale of assets	12	240

(Loss) income before income taxes	(3,087)	933
Recovery of income taxes (note 16)	(1,104)	(1,161)

Net (loss) income	$(1,983)	$2,094

Basic (loss) income per share (note 22)	$(0.05)	$0.05

Diluted (loss) income per share (note 22)	$(0.05)	$0.05

Other comprehensive income:
Foreign currency translation adjustment	61	(392)
Gain on revaluation of land, net of tax (note 8)	6,132	—

Comprehensive income	$4,210	$1,702

The accompanying notes are an integral part of these consolidated financial statements

Village Farms International, Inc.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2016 and 2015

(In thousands of United States dollars)

	2016	2015
Cash flows from operating activities:
Net (loss) income	$(1,983)	$2,094
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	8,164	8,285
Amortization of deferred charges	120	245
Loss on sale of assets	12	240
Unrealized foreign exchange loss	—	127
Interest paid	2,351	2,265
Share-based compensation	195	176
Deferred income taxes	(1,261)	(2,590)
Change in biological asset	1,501	(1,922)
Changes in non-cash working capital items (note 18)	(433)	(1,565)

Net cash provided by operating activities	8,666	7,355

Cash flows from investing activities:
Purchases of property, plant and equipment	(2,193)	(2,075)

Net cash used in investing activities	(2,193)	(2,075)

Cash flows from financing activities:
Proceeds from borrowings	4,000	7,000
Repayments on borrowings	(7,718)	(11,394)
Interest paid on long-term debt	(2,351)	(2,265)
Proceeds from exercise of stock options	51	53
Payments on capital lease obligations	(41)	(26)

Net cash used in financing activities	(6,059)	(6,632)

Effect of exchange rate changes on cash and cash equivalents	2	(28)

Net increase/(decrease) in cash and cash equivalents	416	(1,380)
Cash and cash equivalents, beginning of year	4,957	6,337

Cash and cash equivalents, end of year	$5,373	$4,957

Supplemental cash flow information:
Income taxes paid	$1,082	$1,069

Supplemental disclosure of non-cash information:
Purchases of capital expenditures by financing capital lease	$126	$—

Purchases of capital expenditures by use of accounts payable	$385	$—

The accompanying notes are an integral part of these consolidated financial statements

VILLAGE FARMS INTERNATIONAL, INC.

Notes to Consolidated Financial Statements for the Years Ended December 31, 2017 and 2016

(In thousands of United States dollars, except per share amounts and unless otherwise noted)

1	NATURE OF OPERATIONS

Village Farms International, Inc. (“VFF” the parent company, together with its subsidiaries, the “Company”) is incorporated under the Canada Business Corporation Act. VFF’s principal operating subsidiaries are Village Farms Canada Limited Partnership (“VFCLP”), Village Farms, L.P. (“VFLP”), and VF Clean Energy, Inc (“VFCE”). The address of the registered office of VFF is 4700 80th Street, Delta, British Columbia, Canada, V4K 3N3.

The Company’s shares are listed on the Toronto Stock Exchange under the symbol VFF and are also traded in the United States on the OTCQX® Best Market under the symbol VFFIF.

The Company, through its subsidiaries VFCLP and VFLP, owns and operates sophisticated, highly intensive agricultural greenhouse facilities in British Columbia and Texas, where it produces, markets and sells premium-quality tomatoes, bell peppers, and cucumbers. The Company also markets and sells third party produce through its subsidiaries. The Company, through its subsidiary VFCE, owns and operates a 7.0 MW power plant that generates electricity.

2	BASIS OF PRESENTATION

Basis of Presentation

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) applicable to the preparation of consolidated financial statements as issued by the International Accounting Standards Board (“IASB”) and interpretations of the International Financial Reporting Interpretations Committee (“IFRIC”).

The policies applied in these consolidated financial statements are based on IFRS issued and outstanding as of December 31, 2016. The consolidated financial statements were approved by the Board of Directors of the Company for issue on March 23, 2017. Management does not have the authority to amend the consolidated financial statements after the statements have been issued, without the approval by the Board of Directors of the Company. The preparation of consolidated financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying the Company’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are disclosed in note 3.

Basis of Measurement

The consolidated annual financial statements have been prepared on the historical cost basis except for the following material items on the consolidated statements of financial position:

•	available-for-sale financial assets are measured at fair value;

•	biological assets are measured at fair value less costs to sell; and

•	land is valued at fair market value.

Functional and Presentation Currency

These consolidated financial statements are presented in United States dollars (“U.S. dollars”), which is the Company’s functional currency. VFCE’s functional currency is Canadian dollars and conversion to U.S. dollars is performed in accordance with IAS 21, The Effects of Changes in Foreign Exchange Rates. All financial information presented in U.S. dollars has been rounded to the nearest thousands, except per share amounts.

VILLAGE FARMS INTERNATIONAL, INC.

Notes to Consolidated Financial Statements for the Years Ended December 31, 2017 and 2016

(In thousands of United States dollars, except per share amounts and unless otherwise noted)

3	SIGNIFICANT ACCOUNTING POLICIES, JUDGMENTS AND ESTIMATION UNCERTAINTY

The significant accounting policies set out below have been applied consistently to all periods presented in these consolidated financial statements. The Company has changed one policy during 2016 regarding valuation of land, as discussed below.

Consolidation

The consolidated financial statements of the Company consolidate the accounts of VFF and its subsidiaries. All intercompany transactions, balances and unrealized gains and losses from intercompany transactions are eliminated on consolidation.

Segment Reporting

Operating segments are reported in a manner consistent with internal reporting provided to the chief operating decision-maker. The chief operating decision-maker, who is responsible for allocating resources and assessing performance of the operating segments, has been identified as the Chief Executive Officer (“CEO”). Based on the aggregation criteria in IFRS 8, Operating Segments, the Company has identified two operating segments, the Produce Business and the Energy Business.

Foreign Currency Translation

The integrated foreign operations of the Company’s monetary assets and liabilities are translated into U.S. dollars at year-end exchange rates and other assets and liabilities are translated at historical rates. Revenues, expenses and cash flows are translated at monthly average exchange rates. Gains and losses on translation are charged to income. Transactions denominated in foreign currencies are translated at the rate prevailing at the transaction date. All financial information presented in U.S. dollars has been rounded to the nearest thousand.

Financial Instruments

Financial assets and liabilities are recognized when the Company becomes party to the contractual provisions of the financial instrument. Financial assets are derecognized when the rights to receive cash flows from the assets have expired or have been transferred and the Company has transferred substantially all risks and rewards of ownership. Financial liabilities are derecognized when the obligation specified in the contract is discharged, cancelled or expired.

Financial assets and liabilities are offset and the net amount is reported on the consolidated statements of financial position when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis or realize the asset and settle the liability simultaneously.

At initial recognition, the Company classifies its financial instruments in the following categories depending on the purpose for which the instruments were acquired:

(i)	Financial assets and liabilities carried at fair value through profit or loss:

A financial asset or liability is classified in this category if acquired principally for the purpose of selling or repurchasing in the short-term. Derivatives are also included in this category unless they are designated as hedges.

Financial instruments in this category are recognized initially and subsequently at fair value. Transaction costs are expensed as incurred in the consolidated statements of income. Gains and losses arising from changes in fair value are presented in the consolidated statements of income within gain or loss on derivatives in the period in which they arise. Financial assets and liabilities carried at fair value through profit or loss are classified as current except for the portion expected to be realized or paid beyond twelve months of the statements of financial position date, which is classified as non-current.

(ii)	Available-for-sale investments:

Available-for-sale investments are non-derivatives that are either designated in this category or not classified in any of the other categories. The Company currently has no available-for-sale investments on its consolidated statements of financial position. Available-for-sale investments are recognized initially at fair value plus transaction costs and are subsequently carried at fair value. Gains or losses arising from changes in fair value are recognized in other comprehensive income. Available-for-sale investments are classified as non-current, unless the investment matures within twelve months, or management expects to dispose of them within twelve months.

VILLAGE FARMS INTERNATIONAL, INC.

Notes to Consolidated Financial Statements for the Years Ended December 31, 2017 and 2016

(In thousands of United States dollars, except per share amounts and unless otherwise noted)

(iii)	Loans and receivables:

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. The Company’s loans and receivables comprise trade receivables, other receivables, and cash and cash equivalents, and are included in current assets due to their short-term nature. Loans and receivables are initially recognized at the amount expected to be received less, when material, a discount to reduce the loans and receivables to fair value. Subsequently, loans and receivables are measured at amortized cost using the effective interest method less a provision for impairment.

(iv)	Financial liabilities at amortized cost:

Financial liabilities at amortized cost include trade payables, accrued liabilities, obligations under capital leases and long-term debt. Trade payables and accrued liabilities are initially recognized at the amount required to be paid less, when material, a discount to reduce the payables to fair value. Subsequently, trade payables and accrued liabilities are measured at amortized cost using the effective interest method. Long-term debt is recognized initially at fair value, net of transaction costs incurred which are amortized over the term of the loans. Financial liabilities are classified as current liabilities if payment is due within twelve months. Otherwise, they are presented as non-current liabilities.

(v)	Derivative financial instruments:

The Company used derivatives in the form of interest rate swaps to manage risks related to some of its variable rate long-term debt. Derivatives have been classified as carried at fair value through profit or loss, are included on the consolidated statements of financial position within liabilities, and are classified as current or non-current based on the contractual terms specific to the instrument. Gains and losses on re-measurement are included in the consolidated statements of income.

Impairment of Financial Assets

At each reporting date, the Company assesses whether there is objective evidence that a financial asset is impaired. The criteria used to determine if objective evidence of an impairment loss exists include:

(i)	significant financial difficulty of the obligor;

(ii)	delinquencies in interest or principal payments; and

(iii)	it becomes probable that the borrower will enter bankruptcy or other financial reorganization.

If such evidence exists, the Company recognizes an impairment loss as follows:

i)

Financial assets carried at amortized cost: The loss is the difference between the amortized cost of the loan or receivable and the present value of the estimated future cash flows, discounted using the instrument’s original effective interest rate. The carrying amount of the asset is reduced by this amount either directly or indirectly through the use of an allowance account.

ii)

Available-for-sale financial assets: The impairment loss is the difference between the original cost of the asset and its fair value at the measurement date, less any impairment losses previously recognized in the consolidated statements of income. This amount represents the cumulative loss in accumulated other comprehensive income that is reclassified to net income.

Impairment losses on financial assets carried at amortized cost are reversed in subsequent periods if the amount of the loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized. Impairment losses on available-for-sale equity instruments are not reversed.

VILLAGE FARMS INTERNATIONAL, INC.

Notes to Consolidated Financial Statements for the Years Ended December 31, 2017 and 2016

(In thousands of United States dollars, except per share amounts and unless otherwise noted)

Cash and Cash Equivalents

Cash and cash equivalents consist of cash deposits held with banks, and other highly liquid short-term interest bearing securities with maturities at the date of purchase of three months or less.

The subsidiary VFCE has secured financing from its banker and terms require that VFCE maintain a separate bank account for equipment maintenance and improvements. The cash deposited in a separate bank account is restricted as to withdrawal or use of funds for capital expenditures and improvements on capital assets of VFCE. The funds are available on demand for use by VFCE and will be used to meet its ongoing expenditures. The restricted cash is classified as cash equivalents due to the timing of use of such cash, which is within one year, and cash is available on demand. As at December 31, 2016 and 2015, there were no funds held in this account.

Trade Receivables

Trade receivables are measured at amortized cost, net of allowance for uncollectible amounts. Credit is extended based on an evaluation of a customer’s financial condition. Accounts outstanding longer than the contractual payment terms are considered past due. The Company determines its allowance by considering a number of factors, including the length of time accounts are past due, the Company’s previous loss history and the customer’s current ability to pay its obligation to the Company. The Company writes off receivables when they become uncollectible, and payments subsequently received on such receivables are credited to bad debt expense.

Inventories

Inventories refer to deferred crop costs and other supplies and packaging which are incurred to date on current production and are not defined as a biological asset. Inventories of Company-grown produce consist of raw materials, labour and overhead costs incurred less costs charged to cost of sales throughout the various crop cycles, which end at various times throughout the year. Growing crops are accounted for in accordance with the Company’s policy on biological assets. Cost of sales is based on estimated costs over the crop cycle allocated to both actual and estimated future yields at each period-end date.

The carrying value of agricultural produce is its fair value less costs to sell and complete at the date of harvest and is presented with biological asset on the consolidated statements of financial position. Supplies and packaging are recorded at the lower of cost or replacement cost. The cost of produce inventory purchased from third parties is valued at the lower of cost or net realizable value.

Biological Asset

Biological asset consists of the Company’s produce on the vines at year end. Measurement of the biological asset begins six weeks prior to harvest as management at this point has visibility on production and expected sales. Costs related to the crop prior to this point are presented in deferred crop costs (inventories). The produce on the vine is measured at fair value less costs to sell and costs to complete, with any change therein recognized in income. Costs to sell include all costs that would be necessary to sell the assets, including finishing and transportation costs.

Property, Plant and Equipment

Recognition and measurement

Property, plant and equipment are stated at cost less accumulated depreciation and impairment losses, except for land. Land has historically been stated at cost, and is now stated at fair values and will be revalued every three years by an independent external appraiser. Any revaluation gains or losses arising from changes in the fair market value of land is recognized in other comprehensive income on the statements of income and revaluation surplus on the statements of financial position.

Property, plant and equipment costs include expenditures that are directly attributable to the acquisition of the asset. The cost of self-constructed assets includes the cost of materials and direct labour, any other costs directly attributable to bringing the assets to a working condition for their intended use, the costs of dismantling and removing the items and restoring the site on which they are located, and borrowing costs.

VILLAGE FARMS INTERNATIONAL, INC.

Notes to Consolidated Financial Statements for the Years Ended December 31, 2017 and 2016

(In thousands of United States dollars, except per share amounts and unless otherwise noted)

When parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items (major components) of property, plant and equipment.

The gain or loss on disposal of an item of property, plant and equipment is determined by comparing the proceeds from disposal with the carrying amount of the property, plant and equipment, and is presented net within gain/loss on disposal of assets in the consolidated statements of income.

Depreciation

Depreciation is based on the cost of an asset less its residual value. Significant components of individual assets are assessed, and if a component has a useful life that is different from the remainder of that asset, that component is depreciated separately.

Depreciation expense is recognized on a straight-line basis over the estimated useful lives of each component of an item of property, plant and equipment. Leased assets are depreciated over the shorter of the lease term and their useful lives unless it is reasonably certain that the Company will obtain ownership by the end of the lease term. Land is not depreciated. The estimated useful lives of the class of assets for the current and comparative periods are as follows:

Classification	Estimated Useful Lives
Leasehold and land improvements	5-20 years
Greenhouses and other buildings	4-30 years
Greenhouse equipment	3-30 years
Machinery and equipment	3-12 years

Construction in process reflects the cost of assets under construction, which are not depreciated until placed into service.

Impairment of Non-Financial Assets

Property, plant and equipment and intangible assets are tested for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable. For the purpose of testing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash-generating units or “CGUs”). An impairment loss is recognized for the amount, if any, by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use (being the present value of the expected future cash flows of the relevant asset or CGUs).

Leased Assets

Leases where the Company assumes substantially all the risks and rewards of ownership are classified as finance leases. Upon initial recognition, the leased asset is measured at an amount equal to the lower of its fair value and the present value of the minimum lease payments. Subsequent to initial recognition, the asset is accounted for in accordance with the accounting policy applicable to that asset. Other leases are operating leases and rent expenses are recognized in the Company’s consolidated statements of income.

Borrowing Costs

Borrowing costs attributable to the acquisition, construction or production of qualifying assets are added to the cost of those assets, until such time as the assets are substantially ready for their intended use. All other borrowing costs are recognized initially at fair value. Borrowings are subsequently carried at amortized cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognized in the consolidated statements of income over the year of the borrowings using the effective interest method.

VILLAGE FARMS INTERNATIONAL, INC.

Notes to Consolidated Financial Statements for the Years Ended December 31, 2017 and 2016

(In thousands of United States dollars, except per share amounts and unless otherwise noted)

Revenue Recognition

Revenue from the sale of produce in the course of ordinary activities is measured at the fair value of the consideration received or receivable, net of returns, trade discounts and volume rebates. Revenue from the production and sale of power is measured at the fair value of the consideration received or receivable. Revenue is recognized when persuasive evidence exists that the significant risks and rewards of ownership have been transferred to the customer, recovery of the consideration is probable, the associated costs and possible return of goods can be estimated reliably, there is no continuing management involvement with the goods, and the amount of revenue can be measured reliably. If it is probable that discounts will be granted and the amount can be measured reliably, then the discount is recognized as a reduction of revenue as the sales are recognized. The timing of the transfer of risks and rewards occurs at the time the produce has been successfully delivered, the risk of loss has passed to the customer, and collectability is reasonably assured.

Income Taxes

The tax expense for the year comprises current and deferred tax. Tax is recognized in the consolidated statements of income, except to the extent that it relates to items recognized in other comprehensive income or directly in equity.

The current income tax charge is calculated on the basis of the tax laws enacted or substantively enacted at the consolidated statements of financial position dates in the relevant tax jurisdiction. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions where appropriate on the basis of the amounts expected to be paid to the tax authorities.

Deferred income tax is recognized, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantively enacted at the consolidated statements of financial position dates and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled.

Deferred income tax assets are recognized only to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized. Offsetting of deferred income tax assets and liabilities occurs only when the deferred income tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

Share-Based Compensation

The Company grants stock options to certain employees and directors. Stock options vest over three years (33% per year following the grant date) and expire after ten years. Each tranche in an award is considered a separate award with its own vesting period. Fair value of each tranche is measured at the date of grant using the Black-Scholes option pricing model. Compensation expense is recognized over the tranche’s vesting period by increasing contributed surplus based on the number of awards expected to vest. The number of awards expected to vest is reviewed at least annually, with any impact recognized immediately.

Provisions

Provisions, where applicable, are recognized in accrued liabilities when the Company has a present legal or constructive obligation as a result of past events, it is more likely than not that an outflow of resources will be required to settle the obligation, and the amount can be reliably estimated. Provisions are measured at management’s best estimate of the expenditure required to settle the obligation at the end of the reporting period, and are discounted to present value where the effect is material.

Earnings Per Share

Basic earnings per share are computed using the weighted average number of common shares outstanding during the period. The treasury stock method is used for the calculation of diluted earnings per share. Under this method, the weighted average number of common shares outstanding assumes that the proceeds to be received on the exercise of dilutive share options are applied to repurchase common shares at the average market price for the period. Share options are dilutive when the average market price of the common shares during the period exceeds the exercise price of the options.

VILLAGE FARMS INTERNATIONAL, INC.

Notes to Consolidated Financial Statements for the Years Ended December 31, 2017 and 2016

(In thousands of United States dollars, except per share amounts and unless otherwise noted)

Significant Accounting Judgments and Estimation Uncertainties

The preparation of the consolidated financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income, and expenses. These estimates and judgments have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year.

Critical accounting estimates and judgments

i)	Land valuation

Land has historically been stated at cost. Effective for year ended December 31, 2016, land is now stated at fair market value as discussed below. Using an independent external appraiser, management uses its judgement in choice of revaluation frequency, and the Company will revalue its land every three years based on an estimate of fair market value provided by the appraiser. Revaluation gains or losses arising from changes in the fair market value of land is recognized net of tax in other comprehensive income on the statements of income and revaluation surplus on the statements of financial position. Revaluation losses resulting from changes in the fair market value of land are charged to other comprehensive income or loss and, to the extent of any credit balance existing, charged to revaluation surplus in equity with any excess recognized in net income or loss.

ii)	Estimated useful lives of property, plant and equipment

Management estimates the useful lives of property, plant and equipment based on the period during which the assets are expected to be available for use. The amounts and timing of recorded expenses for depreciation of property, plant and equipment for any period are affected by these estimated useful lives. The estimates are reviewed at least annually and are updated if expectations change as a result of physical wear and tear, technical or commercial obsolescence and legal or other limits to use. It is possible that changes in these factors may cause significant changes in the estimated useful lives of the Company’s property, plant and equipment in the future.

iii)	Financial instruments

The Company’s over-the-counter derivative includes an interest rate swap used to economically hedge exposure to variable cash flows associated with interest payments on the Company’s borrowings. Management utilizes a third party to value the derivative at each reporting period; the estimates and assumptions used by the third party are based on available market data which includes market yields and counterparty credit spreads.

iv)	Biological asset

The fair value of the biological asset is derived using a discounted cash flow model. Management estimates the sales price of produce on the vine by utilizing actual sales prices for the first six weeks of the next year, and estimates the costs to sell and complete by projecting yields and crop, packaging, and transportation costs. The estimated costs are subject to fluctuations based on the timing of prevailing growing conditions and market conditions.

v)	Inventories and cost of sales

Cost of sales is based upon incurred costs, and estimated costs to be incurred, of each crop allocated to both actual and estimated future yields over each crop cycle. The estimates of future yields are reviewed at each reporting period for accuracy. However, numerous factors such as weather, diseases and prevailing market conditions can impact the estimation of pricing, costs, and future yields. The estimated costs to be incurred are based on references to historical costs and updated for discussions with suppliers and senior management. Inventories include the actual cost of the crop not yet defined as a biological asset, packaging supplies, and purchased produce, less the amounts that have been expensed in cost of sales.

VILLAGE FARMS INTERNATIONAL, INC.

Notes to Consolidated Financial Statements for the Years Ended December 31, 2017 and 2016

(In thousands of United States dollars, except per share amounts and unless otherwise noted)

vi)	Income taxes and deferred income tax assets or liabilities

Management uses judgment and estimates in determining the appropriate rates and amounts in recording deferred taxes, giving consideration to timing and probability. Actual taxes could vary significantly from these estimates as a result of future events, including changes in income tax law or the outcome of reviews by tax authorities and related appeals. The resolution of these uncertainties and the associated final taxes may result in adjustment to the Company’s tax assets and tax liabilities. The recognition of deferred income tax assets is subject to judgment and estimation over whether these amounts can be realized. Management estimates, at this time, that the hail storm insurance proceeds received are not currently taxable, but if certain conditions are not met, a portion could become taxable in the future.

4	CHANGES IN ACCOUNTING POLICIES

The IASB periodically issues new standards and amendments or interpretations to existing standards. The new pronouncements listed below are those policy changes that management considers relevant to the Company now or in the future. This is not intended to be a complete list of new pronouncements made during the year.

IFRS 9, Financial Instruments, addresses classification and measurement of financial assets and financial liabilities, and replaces the multiple category and measurement models in IAS 39, Financial Instruments-Recognition and Measurement. The new Standard limits the number of categories for classification of financial assets to two: amortized cost and fair value through profit or loss. The requirements for financial liabilities are largely in line with IAS 39. IFRS 9 also replaces the models for measuring equity instruments. Equity instruments are either recognized at fair value through profit or loss or at fair value through other comprehensive income. The ability to recognize unquoted equity instruments at cost under IAS 39 is eliminated. The required adoption date for IFRS 9 has been extended to annual periods beginning on or after January 1, 2018, with early adoption permitted. IFRS 9 is not expected to have a material impact on amounts recorded on the consolidated financial statements of the Company.

IFRS 15, Revenue from Contracts with Customers, replaces IAS 18, Revenue, and IAS 11, Construction Contracts, and the related Interpretations on revenue recognition. IFRS 15, issued in May 2014, establishes the requirements for recognizing revenue that apply to all contracts with customers, except for contracts that are within the scope of the Standards on leases, insurance contracts, and financial instruments. IFRS 15 is effective for annual periods beginning on or after January 1, 2018, with early adoption permitted. Management is currently evaluating the impact of IFRS 15.

IFRS 16, Leases, issued in January 2016, replaces IAS 17, Leases, and related Interpretations. IFRS 16 establishes the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract, ie the customer (lessee) and the supplier (lessor). IFRS 16 is effective for annual periods beginning on or after January 1, 2019, with early adoption permitted only if the company also applies IFRS 15. Management is currently assessing the impact on the Company’s consolidated financial statements along with the timing of adoption of IFRS 16. Management expects that IFRS 16 will result in the following: a) an increase in assets and liabilities as fewer leases will be expensed as payments are made; b) an increase in depreciation expenses; and c) an increase in cash flow from operating activities as these lease payments will be recorded as financing outflows in the cash flow statements.

The IASB issued Amendments to IAS 16, Property, Plant and Equipment, and IAS 41, Agriculture, in June 2014 with the publication of Agriculture: Bearer Plants. The amendments change the financial reporting for bearer plants, which are used solely to grow produce, into the scope of IAS 16 so that they are accounted for in the same way as property, plant, and equipment. The amendments are effective for annual periods beginning on or after January 1, 2016. The Company adopted these amendments effective January 1, 2016, and management has determined that these Amendments did not have an impact to the Company.

IAS 16, Property, Plant and Equipment, allows for a policy choice for subsequent measurement of property, plant, and equipment to be based on historical cost or fair value. The Company has historically carried its land at historical cost. As at December 31, 2016, the Company has changed its policy so that land is initially measured at historical cost but subsequently measured at fair value. Management concluded that given significant changes

VILLAGE FARMS INTERNATIONAL, INC.

Notes to Consolidated Financial Statements for the Years Ended December 31, 2017 and 2016

(In thousands of United States dollars, except per share amounts and unless otherwise noted)

in the fair market value of the Company’s land assets, the revaluation method of accounting for land used in production is a more appropriate accounting policy than historical cost. IAS 8, Accounting Policies, Changes in Accounting Estimates and Errors, allows for prospective application of this policy change and therefore the policy change has been applied to year ended December 31, 2016 only.

5	PREPAID EXPENSES AND DEPOSITS

The following table summarizes the components of prepaid expenses and deposits:

	December 31, 2016	December 31, 2015
External partner deposits	$125	$—
Sales and marketing	47	42
Capital asset deposits	82	28
Professional services	153	147
Research and development projects	124	—
Other	145	81

Total	$676	$298

6	INVENTORIES

	December 31, 2016	December 31, 2015
Deferred crop costs	$17,847	$15,473
Purchased produce inventory	689	402
Biological asset adjustment (note 7)	(2,516)	(2,648)
Spare parts inventory	88	74

	$16,108	$13,301

The cost of inventories recognized as expense and included in cost of sales for the year ended December 31, 2016 amounted to $118,395 (2015 – $108,050). The biological asset adjustment reclassifies actual costs incurred for the biological asset from inventories to biological asset on the consolidated statements of financial position.

7	BIOLOGICAL ASSET

Information about the biological asset presented on the consolidated statements of financial position and in the consolidated statements of income is as follows:

	December 31, 2016	December 31, 2015
Estimated sales value—biological asset	$8,196	$10,100
Less
Estimated remaining costs to complete	3,257	3,346
Estimated selling costs	493	675

Fair value of biological asset less costs to sell	4,446	6,079
Less actual costs (note 6)	2,516	2,648

Increase in fair value of biological asset over cost	1,930	3,431
Fair value over cost of harvested and sold biological asset – beginning of year	3,431	1,509

Change in biological asset	($1,501)	$1,922

VILLAGE FARMS INTERNATIONAL, INC.

Notes to Consolidated Financial Statements for the Years Ended December 31, 2017 and 2016

(In thousands of United States dollars, except per share amounts and unless otherwise noted)

8	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

	Land	Leasehold and land improvements	Buildings	Machinery and Equipment	Construction in process	Total
Year ended December 31, 2015
Opening net book value	$5,027	$1,609	$56,965	$37,203	$626	$101,430
Additions	—	—	—	—	2,075	2,075
Placed in service	—	—	75	1,929	(2,004)	—
Disposals	—	—	—	(305)	—	(305)
Accum deprec on disposal	—	—	—	65	—	65
Depreciation expense	—	(145)	(3,732)	(4,408)	—	(8,285)
Foreign currency translation adjustment	—	—	(79)	(616)	—	(695)

Closing net book value	$5,027	$1,464	$53,229	$33,868	$697	$94,285

At December 31, 2015
Cost	$5,027	$3,460	$82,341	$63,196	$697	$154,721
Accumulated depreciation	—	(1,996)	(29,112)	(29,328)	—	(60,436)

Net book value	$5,027	$1,464	$53,229	$33,868	$697	$94,285

Year ended December 31, 2016
Opening net book value	$5,027	$1,464	$53,229	$33,868	$697	$94,285
Additions/transfers	(360)	360	—	—	2,564	2,564
Additions-Capital Lease	—	—	—	140	—	140
Land revaluation	7,197	—	—	—	—	7,197
Placed in service	—	—	581	2,385	(2,966)	—
Disposals	—	—	—	(276)	—	(276)
Accum deprec on disposal	—	—	—	264	—	264
Depreciation expense	—	(132)	(3,306)	(4,726)	—	(8,164)
Foreign currency translation adjustment	—	—	13	112	—	125

Closing net book value	$11,864	$1,692	$50,517	$31,767	$295	$96,135

At December 31, 2016
Cost	$11,864	$3,820	$82,937	$65,563	$295	$164,479
Accumulated depreciation	—	(2,128)	(32,420)	(33,796)	—	(68,344)

Net book value	$11,864	$1,692	$50,517	$31,767	$295	$96,135

Depreciation related to the greenhouse facilities and equipment is expensed in cost of sales.

Land is the only item of property, plant and equipment that is stated at fair values. During the year ended December 31, 2016, the Company changed its policy from cost method to revalue land used in production at fair market value every three years using an external revaluation method performed by an independent appraiser. As at December 31, 2016, land was determined to have increased in value from $4.7 million historical cost to $11.9 million fair market value, resulting in a land revaluation gain of $7.2 million. The gain of $7.2 million has a tax impact to deferred taxes of $1.1 million, resulting in net gain to other comprehensive income on the consolidated statements of income and revaluation surplus in shareholders’ equity on the consolidated statements of financial position of $6.1 million.

VILLAGE FARMS INTERNATIONAL, INC.

Notes to Consolidated Financial Statements for the Years Ended December 31, 2017 and 2016

(In thousands of United States dollars, except per share amounts and unless otherwise noted)

9	OTHER ASSETS

The following table summarizes the components of other assets:

	December 31, 2016	December 31, 2015
Patronage stock	$437	$437
Note receivable (note 13)	101	109
Security deposits	103	103
Cash surrender value—insurance	840	832
Other	50	40

Total	$1,531	$1,521

10	DEBT

	December 31, 2016	December 31, 2015
Long-term debt:
Opening balance	$49,187	$53,981
Repayment of debt	(3,718)	(4,394)
Foreign Currency Translation	65	(400)

Closing balance	$45,534	$49,187

Current portion	3,291	4,388
Non-current portion	42,243	44,799
Less: Unamortized deferred transaction costs	(314)	(371)

	$45,220	$48,816

Credit Facilities:

The Company has a Term Loan financing agreement with a Canadian creditor (“FCC Loan”). The non-revolving variable rate term loan was amended in March 2016 and has a maturity date of May 1, 2021 and a balance of $43,728 as at December 31, 2016. The outstanding balance is repayable by way of monthly installments of principal and interest based on an amortization period of 15 years, with the balance and any accrued interest to be paid in full on May 1, 2021. Monthly principal payments were $347 through May 1, 2016, and $253 effective June 1, 2016. As at December 31, 2016, borrowings under the FCC Loan agreement are subject to an interest rate of 5.38094% (December 31, 2015 – 3.84125%). The Company’s interest rate on the FCC Loan is determined based on the Company’s Debt to EBITDA ratio and the applicable LIBOR rate.

The Company’s subsidiary VFCE has a loan agreement with a Canadian Chartered Bank. The non-revolving fixed rate loan of CA$3.0 million has a maturity date of June 2023, fixed interest rate of 4.98%, and monthly payments of CA$36. As at December 31, 2016, the balance was US$1,806 (December 31, 2015 – US$1,953). VFCE has an outstanding letter of credit totaling CA$38.

The Company has a line of credit agreement with a Canadian Chartered Bank ( “Operating Loan”). The revolving Operating Loan was amended in May 2016 and has a line of credit up to CA$13,000 and variable interest rates with a maturity date on May 31, 2021, and is subject to margin requirements stipulated by the bank. As at December 31, 2016, no amounts were outstanding on this facility (December 31, 2015 – $nil), which is available to a maximum of CA$13,000, less outstanding letters of credit totaling $333 and CA$38.

The Amendments to the Company’s FCC Loan and Operating Loan have been accounted for as modifications of the existing debt in accordance with IAS 39 Financial Instruments: Recognition and Measurement.

The Company’s borrowings (“Credit Facilities”) are subject to certain positive and negative covenants. As at December 31, 2016 and 2015, the Company was in compliance with all covenants on its Credit Facilities.

Accrued interest payable on the Credit Facilities as at December 31, 2016 was $202 (2015 – $150) and these amounts are included in accrued liabilities on the consolidated statements of financial position.

As security for the FCC Loan, the Company has provided promissory notes, a first mortgage on the greenhouse properties, and general security agreements over its assets. In addition, the Company has provided full recourse guarantees and has granted security therein. The carrying value of the assets and securities pledged as collateral as at December 31, 2016 was $130,700 (2015 – $125,928).

VILLAGE FARMS INTERNATIONAL, INC.

Notes to Consolidated Financial Statements for the Years Ended December 31, 2017 and 2016

(In thousands of United States dollars, except per share amounts and unless otherwise noted)

Transaction costs incurred in connection with these financing activities are deferred and amortized over the terms of the related financing agreement. Total deferred financing costs, net of accumulated amortization, are netted against long-term debt on the consolidated statements of financial position, and total $314 as at December 31, 2016 (2015 – $371).The aggregate annual maturities of long-term debt for the next five years and thereafter are as follows:

2017	$3,291
2018	3,284
2019	3,297
2020	3,310
2021	31,887
Thereafter	465

$45,534

11	COMMITMENTS

Operating Leases

The Company has entered into certain operating lease commitments for land, office space and equipment through 2022. The future minimum lease payments for the next five years and thereafter are as follows:

December 31, 2016
2017	$1,288
2018	1,243
2019	921
2020	459
2021	468
Thereafter	251

$4,630

The Company made payments of $1,595 during the year ended December 31, 2016 (2015 – $1,784). Payments include common area amounts and fees paid to the lessors.

12	FINANCIAL INSTRUMENTS

The following table summarizes the carrying and fair value of the Company’s financial instruments:

	December 31, 2016	December 31, 2015
Cash and cash equivalents	$5,373	$4,957
Trade receivables	$10,187	$9,144
Other receivables	$1,047	$971
Other financial liabilities	$62,591	$61,895

Interest income, expense and gains and losses from loans, receivables and other financial liabilities are recognized in the consolidated statements of income. The following table summarizes interest income and expense for the years ended December 31:

	2016	2015
Interest income earned on cash and cash equivalents	$—	$3
Interest expense from other financial liabilities	$2,514	$2,259

Financial assets and liabilities are recognized on the consolidated statements of financial position at fair value in a hierarchy that is based on significance of the inputs used in making the measurements. The levels in the hierarchy are:

•	Level 1 – Quoted prices (unadjusted) in active markets for identical assets or liabilities

•	Level 2 – Inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices)

VILLAGE FARMS INTERNATIONAL, INC.

Notes to Consolidated Financial Statements for the Years Ended December 31, 2017 and 2016

(In thousands of United States dollars, except per share amounts and unless otherwise noted)

•	Level 3 – Inputs for the asset or liability that are not based on observable market data (i.e., unobservable inputs).

Management of financial risks

The Company, through its financial assets and liabilities, is exposed to various risks. The following provides a measurement of some of these risks as at December 31, 2016 and 2015. The Company uses financial instruments only for risk management purposes, not for generating trading profit.

i)	Credit risk

Credit risk is the risk that the Company will incur a loss due to the failure by its customers or other parties to meet their contractual obligations. Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents, trade receivables and other receivables. The Company limits its exposure to credit risk by placing its cash and cash equivalents with high credit quality financial institutions.

The Company’s trade receivables had three customers that represented more than 10% of the balance of trade receivables, representing 12.0%, 11.8%, and 10.1% of the balance of trade receivables as at December 31, 2016 (2015 – two customers represented 15.0% and 10.2%). The Company believes that its trade receivables risk is limited due to the high credit quality of its customers and the protection afforded to the Company by the Perishable Agricultural Commodities Act (the “PACA”) for its sales in the United States, which represent approximately 85% of the Company’s annual sales. The PACA protection gives a claim filed under the PACA first lien on all PACA assets (which include cash and trade receivables). The PACA fosters trading practices in the marketing of fresh and frozen fruits and vegetables in interstate and foreign commerce. It prohibits unfair and fraudulent practices and provides a means of enforcing contracts. Historical write-offs have represented less than one-half of 1% of sales. The maximum amount of credit risk exposure is limited to the carrying amount of the balances on the consolidated financial statements.

Trade receivables for each customer were evaluated for collectability and an allowance for doubtful accounts has been estimated. At December 31, 2016, the allowance for doubtful accounts balance was $50 (2015 – $50). The Company has not recorded bad debt expense during the year ended December 31, 2016 (2015 – $nil).

At December 31, 2016, 87.4% (2015 – 92.5%) of trade receivables were outstanding less than 30 days, 9.5% (2015 – 6.8%) were outstanding for between 30 and 90 days and the remaining 3.1% (2015 – 0.7%) were outstanding for more than 90 days. Trade receivables are considered past due based on the contract terms agreed to with a customer. Aged receivables that are past due are not considered impaired unless customer specific information indicates otherwise.

ii)	Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company is exposed to interest rate risk on its long-term debt, for which the interest rates charged fluctuate based on the 90-day LIBOR rate. If interest rates had been 50 basis points higher, the net loss during the year ended December 31, 2016 would have been higher by $227. This represents $227 in increased interest expense (2015 – $247).

VILLAGE FARMS INTERNATIONAL, INC.

Notes to Consolidated Financial Statements for the Years Ended December 31, 2017 and 2016

(In thousands of United States dollars, except per share amounts and unless otherwise noted)

iii)	Foreign exchange risk

At December 31, 2016, the Canadian/U.S. foreign exchange rate was CA$1.00 = US$0.7437 (2015 – US$0.7209). Assuming that all other variables remain constant, an increase of $0.10 in the Canadian dollar would have the following impact on the ending balances of certain consolidated statements of financial position items at December 31, 2016 and December 31, 2015 with the net foreign exchange gain or loss directly impacting net income for the year.

	December 31, 2016	December 31, 2015
Financial assets
Cash and cash equivalents	$93	$95
Trade receivables	222	170
Financial liabilities
Trade payables and accrued liabilities	(229)	(344)
Loan payable	(240)	(271)

Net foreign exchange (loss)	($154)	($350)

iv)	Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its obligations as they fall due. The following are the contractual maturities of financial liabilities as at December 31, 2016:

Financial liabilities	Total	1 year	2-3 years	4-5 years	More than 5 years
Long-term debt, net of fees	$45,220	$3,291	$6,581	$34,928	$420
Trade payables	12,711	12,711	—	—	—
Accrued liabilities	3,586	3,586	—	—	—
Obligation under capital lease	120	33	87	—	—
Other liabilities	954	—	954	—	—

Total	$62,591	$19,621	$7,622	$34,928	$420

It is the Company’s intention to meet these obligations through the collection of current accounts receivable and cash from sales. If the current resources and cash generated from operations are insufficient to satisfy its obligations, the Company may seek to issue additional equity or to arrange debt or other financing. In addition, as at December 31, 2016, the Company has an operating loan of up to CA$13,000, less outstanding letters of credit totaling $333 and CA$38.

v)	Fair values

The carrying amount of short-term financial instruments, less provisions for impairment if applicable, is consistent with the fair value of such instruments. The Company’s debt bears a variable interest rate tied to market rates and therefore its carrying value approximates its fair value.

13	RELATED PARTY TRANSACTIONS AND BALANCES

Included in other assets as at December 31, 2016, is a $101 (2015 – $109) promissory note that represents the unpaid amount the Company advanced to an employee in connection with the relocation at the request of the Company.

14	COMPENSATION OF KEY MANAGEMENT

Key management includes the Company’s officers and senior vice presidents:

	Year Ended December 31, 2016	Year Ended December 31, 2015
Salaries and other employee benefits	$1,887	$2,023
Share-based payments	91	90

	$1,978	$2,113

VILLAGE FARMS INTERNATIONAL, INC.

Notes to Consolidated Financial Statements for the Years Ended December 31, 2017 and 2016

(In thousands of United States dollars, except per share amounts and unless otherwise noted)

15	EXPENSES BY NATURE

The following table outlines the Company’s significant expenses by nature:

Cost of sales	Year Ended December 31, 2016	Year Ended December 31, 2015
Purchased produce	$41,207	$25,947
Raw materials and consumables used	38,884	43,483
Depreciation and amortization	7,991	8,099
Transportation and storage	18,510	16,691
Employee compensation and benefits	34,186	33,958

	$140,778	$128,178

Selling, general and administrative expenses	Year Ended December 31, 2016	Year Ended December 31, 2015
Employee compensation and benefits	$8,123	$7,656
Marketing	1,122	596
Professional services	1,302	941
Office expenses	1,538	1,502
Other	1,635	1,351

	$13,720	$12,046

Employee compensation and benefits	Year Ended December 31, 2016	Year Ended December 31, 2015
Salaries and short-term employee benefits	$42,114	$41,438
Share-based compensation	195	176

	$42,309	$41,614

16	INCOME TAX EXPENSE

The recovery of income taxes consists of the following components:

	Year Ended December 31, 2016	Year Ended December 31, 2015
Current	$157	$1,429
Deferred	(1,261)	(2,590)

Recovery of income taxes	($1,104)	($1,161)

The recovery of income taxes reflected in the consolidated statements of income for the years ended December 31, 2016 and December 31, 2015 differs from the amounts computed at the federal statutory tax rates. The principal differences between the statutory income tax recovery and the effective recovery of income taxes are summarized as follows:

	Year Ended December 31, 2016	Year Ended December 31, 2015
(Loss) income before income taxes	($3,087)	$933
Tax recovery calculated at domestic tax rates applicable in the respective countries	(1,196)	(141)
Non-deductible items	75	70
True up of prior year income tax estimates	(219)	74
State tax adjustments	30	31
Foreign exchange on translation	100	(289)
Unrealized foreign exchange	97	(867)
Other	9	(39)

Recovery of income taxes	($1,104)	($1,161)

VILLAGE FARMS INTERNATIONAL, INC.

Notes to Consolidated Financial Statements for the Years Ended December 31, 2017 and 2016

(In thousands of United States dollars, except per share amounts and unless otherwise noted)

The statutory tax rate in effect for the year ended December 31, 2016 was 26.0% (2015 – 26.0%) in Canada and 35% (2015 – 35%) in the United States. The weighted average applicable tax rate was 35.8% tax benefit (2015 – 124.39%).

17	DEFERRED INCOME TAXES

The deferred tax assets and liabilities presented on the consolidated statements of financial position are net amounts corresponding to their reporting jurisdiction. The deferred tax assets and liabilities presented in the note disclosure are grouped based on asset and liability classification without consideration of their corresponding reporting jurisdiction.

The amounts in the consolidated statements of financial position reconcile to the amounts disclosed in this note as follows:

	December 31, 2016	December 31, 2015
Deferred tax asset	$11,957	$11,975
Deferred tax liability	($16,944)	($17,159)

	($4,987)	($5,184)

Deferred tax assets:	Tax losses/ other credits	LT Debt/ Interest	Inventory	Intangibles	Other	Total
At January 1, 2015	$8,657	$2,336	$438	$365	$497	$12,293
(Charged)/credited to statements of income	(1,293)	1,049	(32)	51	(93)	(318)

At December 31, 2015	$7,364	$3,385	$406	$416	$404	$11,975

(Charged)/credited to statements of income	49	(195)	112	(17)	33	(18)

At December 31, 2016	$7,413	$3,190	$518	$399	$437	$11,957

Deferred tax liabilities:	Accelerated tax depreciation	Biological asset	Revaluation surplus	Total
At January 1, 2015	($19,544)	($523)	$—	($20,067)
Charged/(credited) to statements of income	3,585	(677)	—	2,908

At December 31, 2015	($15,959)	($1,200)	$—	($17,159)
Charged/(credited) to statements of income	754	526	—	1,280
Charged/(credited) to other comprehensive income	—	—	(1,065)	(1,065)

At December 31, 2016	($15,205)	($674)	($1,065)	($16,944)

The analysis of deferred tax assets and deferred tax liabilities is as follows:

	December 31, 2016		December 31, 2015
Deferred tax assets:	Canada	U.S.	Canada	U.S.
Expected to be recovered in more than 12 months	$1,914	$8,651	$1,999	$8,046
Expected to be recovered within 12 months	225	1,167	203	1,727
Deferred tax liabilities:
Expected to be settled in more than 12 months	(4,202)	(10,846)	(3,165)	(11,471)
Expected to be settled within 12 months	(27)	(1,869)	42	(2,565)

Deferred tax liabilities, net of assets	($2,090)	($2,897)	($921)	($4,263)

VILLAGE FARMS INTERNATIONAL, INC.

Notes to Consolidated Financial Statements for the Years Ended December 31, 2017 and 2016

(In thousands of United States dollars, except per share amounts and unless otherwise noted)

Non-capital and farm losses expire as follows:

	Canada	U.S.	Total
2021	$—	$7,338	$7,338
2022	—	5,043	5,043
2023	—	3,993	3,993
2027	51	—	51
2028	4	—	4
2029	25	—	25
2030	7	—	7
2031	396	—	396
2032	4	14,823	14,827
2033	4	—	4
2034	4	11,665	11,669
2035	334	7,445	7,779
2036	99	2,715	2,814

	$928	$53,022	$53,950

Deferred income tax assets are recognized for tax loss carry-forwards to the extent that the realization of the related tax benefit through future profits is probable.

18	CHANGES IN NON-CASH WORKING CAPITAL ITEMS

	For the Years Ended December 31,
	2016	2015
Trade receivables	($1,037)	$24
Inventories	(2,805)	1,123
Inventories reclassified to biological asset	132	541
Other receivables	161	514
Income taxes receivable	(246)	—
Prepaid expenses and deposits	(379)	(69)
Trade payables	3,484	(2,938)
Accrued liabilities and income taxes	291	(792)
Other assets, net of other liabilities	(34)	227
Cumulative translation adjustment	—	(195)

	($433)	($1,565)

19	SEGMENT AND GEOGRAPHIC INFORMATION

The Company’s two reporting segments include the Produce business and the Energy business. The Produce business produces, markets, and sells the product group which consists of premium quality tomatoes, bell peppers and cucumbers. The Energy business produces power that it sells per a long-term contract to its one customer.

The Company’s primary operations are in the United States and Canada. Net sales by the countries in which its customers are located are as follows:

	For the Years Ended December 31,
	2016	2015
Sales
Produce—U.S.	$131,187	$118,814
Produce—Canada	22,177	21,328
Energy—Canada	2,138	1,792

	$155,502	$141,934

The Company’s property, plant and equipment, net of accumulated depreciation, are located as follows:

	December 31, 2016	December 31, 2015
United States	$51,459	$55,186
Canada	40,976	35,413
Energy—Canada	3,700	3,686

	$96,135	$94,285

VILLAGE FARMS INTERNATIONAL, INC.

Notes to Consolidated Financial Statements for the Years Ended December 31, 2017 and 2016

(In thousands of United States dollars, except per share amounts and unless otherwise noted)

The depreciation and amortization charges for the year ended December 31, 2016 in the Produce business were $7,616 (2015 – $7,846) and $548 (2015 – $439) in the Energy business.

20	CONTINGENCIES

In the normal course of business, the Company receives notice of potential legal proceedings or is named as a defendant in legal proceedings. Management is of the opinion that the outcome of these uncertainties will not have a material adverse effect on the Company’s financial position.

21	SHARE CAPITAL AND EQUITY

The following is a summary of share capital:

	The VFF Common Shares
	# of Shares	Amount
Share capital – January 1, 2015	38,707,345	$24,850
Shares issued on exercise of options – 2015	100,000	$53

Share capital – December 31, 2015	38,807,345	$24,903

Shares issued on exercise of options – 2016	75,600	$51

Share capital – December 31, 2016	38,882,945	$24,954

VFF is authorized to issue an unlimited number of common shares and preferred shares, issuable in series. These shares have no par value.

(i)	Common shares:

The common shares entitle the holders thereof to one vote per share at all shareholder meetings of VFF. The holders of the common shares are entitled to receive any dividend declared by VFF on the common shares. Subject to the rights, privileges, restrictions and conditions attached to any other class of shares of VFF, the holders of the common shares are entitled to receive, pro rata, the remaining property or assets of VFF upon its dissolution, liquidation or wind-up.

(ii)	Preferred shares:

The preferred shares may be issued in one or more series, with such rights and conditions as may be determined by resolution of the directors of VFF who shall determine the designation, rights, privileges, conditions and restrictions to be attached to the preferred shares of such series. There are no voting rights attached to the preferred shares except as prescribed by law. In the event of the liquidation, dissolution or wind-up of VFF, or any other distribution of assets of VFF among its shareholders for the purpose of winding up its affairs, the holders of the preferred shares of each series are entitled to receive, among other things, with priority over the common shares and any other shares ranking junior to the preferred shares of VFF, an amount equal to any cumulative dividends, whether or not declared, or declared thereon but unpaid and no more. The preferred shares for each series are also entitled to such other preferences over the common shares and any other shares ranking junior to the preferred shares as may be determined as to their respective series authorized to be issued. The preferred shares of each series shall be on a parity basis with the preferred shares of every other series with respect to payment of dividends and return of capital. There are no preferred shares currently issued and outstanding.

22	EARNINGS PER SHARE

Basic earnings per share is calculated by dividing the net income attributable to owners of the Company by the weighted average number of common shares in issue during the year excluding common shares purchased by the Company and held as treasury shares.

	For the Years Ended December 31,
	2016	2015
Net (loss) income attributable to owners of the Company	($1,983)	$2,094
Weighted average number of common shares outstanding (thousands)	38,883	38,807

Basic (loss) earnings per share	($0.05)	$0.05

VILLAGE FARMS INTERNATIONAL, INC.

Notes to Consolidated Financial Statements for the Years Ended December 31, 2017 and 2016

(In thousands of United States dollars, except per share amounts and unless otherwise noted)

Diluted earnings per share is calculated by adjusting the weighted average number of common shares outstanding to assume conversion of all dilutive potential common shares. The Company’s share options are potentially dilutive to common shares. A calculation is done to determine the number of shares that could have been acquired at fair value (determined as the average market share price of the Company’s shares for the year) based on the monetary value of the subscription rights attached to outstanding share options. The number of shares calculated above is compared with the number of shares that would have been issued assuming the exercise of the share options. If dilutive effect is less than zero, then issuance is anti-dilutive and is excluded from dilutive earnings per share calculation.

	For the Years Ended December 31,
	2016	2015
Net (loss) income attributable to owners of the Company	($1,983)	$2,094
Weighted average number of common shares outstanding (thousands)	38,883	38,807
Adjustment for:
Share options (thousands)	293	61

Weighted average number of common shares outstanding for diluted earnings per share (thousands)	39,176	38,868

Diluted (loss) earnings per share	($0.05)	$0.05

23	CAPITAL DISCLOSURES

The Company’s objectives when managing capital are to safeguard its assets and maintain a competitive cost structure, continue as a going concern and provide returns to its shareholders. In addition, the Company works with all relevant stakeholders to ensure the safety of its operations and employees and remain in compliance with all environmental regulations.

The Company’s main objectives when managing capital are:

•	to structure the repayment of obligations in line with the expected lives of the Company’s principal revenue generating assets;

•	to ensure the Company has access to capital to fund contractual obligations as they become due and to ensure adequate cash levels to withstand the impact of unfavorable economic conditions;

•	to maintain the Company’s credit ratings to facilitate access to capital markets at competitive interest rates; and

•	to access capital markets to fund its growth initiatives.

The Company’s capital comprises net debt and equity:

	December 31, 2016	December 31, 2015
Total bank debt	$45,534	$49,187
Less cash and cash equivalents	(5,373)	(4,957)

Net debt	40,161	44,230
Total equity	67,387	62,931

	$107,548	$107,161

It is the Company’s intention to meet its obligations through the collection of current accounts receivable and cash. As at December 31, 2016, the Company has an operating loan up to CA$13,000, less $333 and CA$38 outstanding letters of credit (as at December 31, 2015, $nil was outstanding on the operating loan, and $433 and CA$38 outstanding on the letters of credit). As at December 31, 2016, the operating loan borrowing base was $6,395 based on a percentage of the Company’s outstanding accounts receivable less the issued letters of credit.

VILLAGE FARMS INTERNATIONAL, INC.

Notes to Consolidated Financial Statements for the Years Ended December 31, 2017 and 2016

(In thousands of United States dollars, except per share amounts and unless otherwise noted)

If the current resources and cash generated from operations are insufficient to satisfy its obligations, the Company may seek to issue additional equity or to arrange debt or other financing.

24	SHARE-BASED COMPENSATION PLAN

The Company has a share-based compensation plan. The maximum number of common shares that can be issued upon the exercise of options granted is equal to 10% of the aggregate number of common shares issued and outstanding from time to time. The term during which an option may be exercised is 10 years from the date of the grant. Options vest at a rate of 33% per year, beginning one year following the grant date of the options. Share-based compensation expense for the year ended December 31, 2016 of $195 (2015 – $176) was recorded in selling, general and administrative expenses and the corresponding amount credited to contributed surplus.

The following table presents the assumptions used to establish the fair value assigned to the options issued using the Black-Scholes valuation model:

	June 2016	March 2016	November 2015	October 2015
Expected volatility	51.9%	52.5%	53.3%	53.6%
Dividend	$nil	$nil	$nil	$nil
Risk-free interest rate	1.26%	1.52%	1.39%	1.49%
Expected life	6.5 years	6.5 years	6.5 years	6.5 years
Fair value	$0.795	$0.738	$0.421	$0.439

Expected volatility was based on three years of historical data.

The following table summarizes stock options of 300,000 granted during the year. In addition, for the year ended December 31, 2016, there were 75,600 stock options exercised and 8,334 stock options forfeited.

	For the Years Ended December 31,
	2016				2015
	Stock options	Weighted average exercise price		Stock options	Weighted average exercise price
Beginning of year	1,899,999	CA$	1.14	1,839,999	CA$	1.15
Granted	250,000	CA$	1.43	100,000	CA$	0.94
Granted	50,000	CA$	1.55	45,000	CA$	0.83
Granted	—		—	50,000	CA$	0.80
Exercised	(25,000)	CA$	1.24	(100,000)	CA$	0.70
Exercised	(50,600)	CA$	0.70	—		—
Forfeitures	—		—	(25,000)	CA$	1.24
Forfeitures	(8,334)	CA$	1.48	(10,000)	CA$	1.48

End of year	2,116,065	CA$	1.19	1,899,999	CA$	1.14

VILLAGE FARMS INTERNATIONAL, INC.

Notes to Consolidated Financial Statements for the Years Ended December 31, 2017 and 2016

(In thousands of United States dollars, except per share amounts and unless otherwise noted)

The following table summarizes stock options outstanding and granted as at December 31, 2016:

Exercise price	Number outstanding	Remaining contractual life (years)	Number of exercisable options
CA$0.70	199,399	3.0	199,399
CA$1.24	565,000	4.4	565,000
CA$1.27	150,000	5.2	150,000
CA$0.85	100,000	6.2	100,000
CA$1.10	240,000	6.8	240,000
CA$1.48	366,666	7.2	246,657
CA$0.94	100,000	8.2	33,333
CA$0.83	45,000	8.8	15,002
CA$0.80	50,000	8.9	16,667
CA$1.43	250,000	9.3	Nil
CA$1.55	50,000	9.5	Nil

	2,116,065

Share options outstanding at the end of the year have the following expiry dates and exercise prices:

	Exercise price in CA$ per share	December 31, 2016	December 31, 2015
Expiry date – January 13, 2020	0.70	199,399	249,999
Expiry date – May 20, 2021	1.24	565,000	590,000
Expiry date – March 13, 2022	1.27	150,000	150,000
Expiry date – March 13, 2023	0.85	100,000	100,000
Expiry date – September 26, 2023	1.10	240,000	240,000
Expiry date – March 18, 2024	1.48	366,666	375,000
Expiry date – March 19, 2025	0.94	100,000	100,000
Expiry date – October 6, 2025	0.83	45,000	45,000
Expiry date – November 16, 2025	0.80	50,000	50,000
Expiry date – March 29, 2026	1.43	250,000	—
Expiry date – June 30, 2026	1.55	50,000	—

		2,116,065	1,899,999